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                       May 4, 2021

       Richard A. Gonzalez
       Chairman of the Board and Chief Executive Officer
       AbbVie Inc.
       1 North Waukegan Road
       North Chicago, IL 60064-6400

                                                        Re: AbbVie Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2019
                                                            Response Letter
Filed January 15, 2021
                                                            File No. 001-35565

       Dear Mr. Gonzalez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences
       cc:                                              Steven Scrogham